Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 74,339,205,270.00	0.0001381	$ 10,266,244.25
Fees Previously Paid
	Total Transaction Valuation:	$ 74,339,205,270.00
	Total Fees Due for Filing:			$ 10,266,244.25
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 10,266,244.25
Offering Note
[1]	* The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on the offer to purchase all outstanding shares of Series A Common Stock, par value $0.01 per share ("Shares"), of Warner Bros. Discovery, Inc., a Delaware corporation ("Warner Bros."), at $30.00 per share, net to the seller in cash, without interest and less any required withholding taxes. Such Shares consist of (i) 2,477,974,509 Shares outstanding as of October 23, 2025, as set forth in Warner Bros.' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, minus (ii) 1,000 Shares owned, as of the date of this filing, directly or indirectly, by Paramount Skydance Corporation and its subsidiaries. ** The amount of the filing fee was calculated, in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for fiscal year 2026, by multiplying the transaction valuation by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A